UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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VAXART, INC.

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Vaxart’s Two Newest Independent Directors James Breitmeyer, M.D., Ph.D., and Kevin Finney Send
Letter to Shareholders Ahead of 2026 Annual Meeting

Urges Stockholders to Vote “FOR” ALL Six of Vaxart’s Director Nominees on the WHITE Proxy Card TODAY

Visit Vote.Vaxart.com for Additional Information and Voting Resources

SOUTH SAN FRANCISCO, Calif., June 16, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform, today mailed a letter to shareholders from the Board’s two newest independent directors, James Breitmeyer, M.D., Ph.D., and Kevin Finney, urging them to vote “FOR” ALL six of the company’s highly qualified director nominees on the WHITE proxy card in connection with its upcoming Annual Meeting of Stockholders scheduled to be held on July 16, 2026.

The full text of the letter is as follows:

Dear Fellow Shareholders,

We are Vaxart’s two newest independent directors, having each joined the Board in the last 18 months. We’d like to take this opportunity to explain why we both believe your vote on the WHITE proxy card “FOR” ALL of Vaxart’s directors before the July 16th Annual Meeting is essential.

Between us, we have spent more than 70 years in biotechnology, with expertise spanning clinical development, regulatory strategy, financing, business development and executive leadership. We joined the Board with the explicit purpose of providing fresh perspectives and open minds. We did not come to this Boardroom with preconceived notions or established relationships with Vaxart’s other directors.

We view our roles as the newest members to critically evaluate and review the Company’s current strategy. We are leveraging our respective experiences and very high expectations to hold management accountable for the Company’s performance and execution of its strategy.

Our time on the Board has reinforced that this is a team committed to creating shareholder value. Vaxart is on the brink of unlocking the value of years of scientific innovation. But there is much more work that needs to be done. This is not the time to disrupt a Board that has the experience, independence and judgment to oversee the path forward.

We recommend that shareholders vote on the WHITE proxy card “FOR” ALL 6 of Vaxart’s directors.

Our Board is Driving Vaxart Forward and Holding Management Accountable

Since we joined Vaxart, it has been clear to us that this Board is active, informed and willing to change when needed. Each of the Board’s members brings important and relevant skills to the table and plays an active role in steering the Company to success. Our Board discussions are frequent and substantive. Management is pushed. Alternatives are considered. Decisions are evaluated through the lens of clinical progress, capital discipline, strategic opportunity and long-term shareholder value.

The directors at the center of this election – Steven Lo, Dr. Elaine J. Heron and Dr. David Wheadon – all bring experience that is directly relevant to Vaxart’s needs today: proven life sciences and drug development track records, public company and operational leadership, and decades of clinical research and regulatory experience. Those perspectives are not theoretical.

Removing these directors and replacing them with unqualified nominees would immediately undermine the Company’s ability to bring informed, experienced judgment to the decisions that matter most for Vaxart’s future and to advance critical government and commercial relationships that are essential to success.

Vaxart Leadership is Successfully Navigating a Difficult Macro and Industry Environment

Like many other companies in our industry, Vaxart has faced macro challenges beyond any individual company’s control, including the stop-work orders BARDA issued across many vaccine programs in early 2025. This Board responded decisively, working with management to secure funding for the ongoing Phase 2b COVID-19 study, strengthening Vaxart’s financial position through the Dynavax partnership, streamlining operations and extending the Company’s runway.

These were consequential actions taken to preserve Vaxart’s opportunity to operate. In our view, they demonstrate the kind of oversight and action Vaxart needs: engaged, pragmatic and made possible because of the specific experience and expertise our Board and management team bring to the table. Our CEO, Steven Lo, has been instrumental in all of these efforts. We fully endorse his leadership, and we believe that the actions he has taken have been essential to keeping the Company in business and on a path to realizing the value of our pipeline.

We have seen that same discipline and sense of purpose inside the Company. Recently, Jim spent time with members of Vaxart’s research and development organization. The conversations were candid, data-driven and grounded in a realistic understanding of Vaxart’s opportunities and challenges. The excitement is palpable and we are full steam ahead.

Vote the WHITE Proxy Card Today

Vaxart needs directors who understand the Company at every level and who can apply that knowledge to our future. The current Board brings that exact combination of relevant expertise, Company-specific context and accountability to shareholders. With important clinical and operational milestones ahead, continuity of experienced oversight matters. Focus matters. Avoiding unnecessary disruption matters.

A group of dissident shareholders is seeking to add themselves to the Board and replace half of Vaxart’s directors. These dissident nominees have claimed that Vaxart needs directors who bring stronger oversight and greater accountability. That is not our experience. And the dissident nominees are certainly not the people who will advance our programs, strengthen our partnerships or ensure Vaxart has the financial resources to achieve its goals in this environment.

We joined this Board because we believe in Vaxart’s mission and its potential. We are committed to taking the actions necessary and to holding management’s feet to the fire, so we can bring Vaxart’s important vaccines to market and create value for shareholders.

Join us in voting “FOR” ALL 6 of the Company’s highly qualified director nominees on the WHITE proxy card TODAY. Thank you for your continued support.

Sincerely,

James B. Breitmeyer, M.D., Ph.D., and Kevin P. Finney

Vote “FOR” ALL 6 of Vaxart’s highly qualified director nominees on the WHITE proxy card TODAY!

If you have questions or require assistance with voting your shares, please call Vaxart’s proxy solicitor:

Campaign Management, LLC

Toll-Free: +1 (855) 264-1527

Additional shareholder resources and voting information can be found at Vote.Vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this communication regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart’s expectations with respect to the effectiveness of its product candidates; expectations regarding collaborations, including the collaboration with Dynavax; expectations regarding the pursuit of strategic partnerships and external funding opportunities for Vaxart’s programs; expectations regarding government funding; and expectations regarding Vaxart’s capital resources and funded runway. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, including amendments thereto, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart has filed a definitive proxy statement and form of white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Stockholders are able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Investor Contact

Michael Fein

Campaign Management

(855) 264-1527

Media Contact

Aaron Palash / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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